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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Brown                           Robert                  G.
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   (Last)                           (First)             (Middle)

    c/o SPAR Group, Inc.
    580 White Plains Road
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                                    (Street)

    Tarrytown                         NY                 10591
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   SPAR Group, Inc. ("SGRP")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     March, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [X]  Other (specify below)

                Chairman, Chief Executive Officer and President
                -----------------------------------------------
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount     or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                 (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/01/2002     P             500          A     $2.07                     I         (1)
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Common Stock, par value $.01           03/04/2002     P             300          A     $2.08                     I         (1)
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Common Stock, par value $.01           03/04/2002     P             200          A     $2.28                     I         (1)
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Common Stock, par value $.01           03/04/2002     P            1000          A     $2.29                     I         (1)
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Common Stock, par value $.01           03/05/2002     P             300          A     $2.27                     I         (1)
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Common Stock, par value $.01           03/05/2002     P             200          A     $2.07                     I         (1)
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Common Stock, par value $.01           03/05/2002     P             500          A     $2.07                     I         (1)
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Common Stock, par value $.01           03/06/2002     P            1000          A     $2.08                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/06/2002     P             500          A     $2.08                     I         (1)
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Common Stock, par value $.01           03/06/2002     P             500          A     $2.21                     I         (1)
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Common Stock, par value $.01           03/07/2002     P             300          A    $2.165                     I         (1)
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Common Stock, par value $.01           03/07/2002     P             300          A     $2.16                     I         (1)
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Common Stock, par value $.01           03/07/2002     P             700          A     $2.15                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/07/2002     P            1000          A     $2.10                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/07/2002     P             500          A     $2.10                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/07/2002     P             500          A     $2.10                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/07/2002     P             500          A     $2.10                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/07/2002     P             500          A     $2.10                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01           03/08/2002     P            1000          A     $2.20                     I         (1)
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Common Stock, par value $.01           03/08/2002     P             500          A     $2.20                     I         (1)
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Common Stock, par value $.01           03/08/2002     P             500          A     $2.20                     I         (1)
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Common Stock, par value $.01           03/08/2002     P            1000          A     $2.25                     I         (1)
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Common  Stock, par value $.01          03/08/2002     P             700          A     $2.27                     I         (1)
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Common Stock, par value $0.1                                                                      5,975,386      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.1                                                                      1,930,650      I        (1)(2)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly (Print or Type Responses).
(1) As Trustee under Defined Benefit Pension Trust of SP/R, Inc. (f/k/a SPAR/Burgoyne, Inc).
(2) As Trustee under Grantor Trust I of Robert G. Brown Dated March 22, 1999 for the benefit of Reporting Person's children, and as Trustee under Defined Benefit Pension Trust of SP/R, Inc. (f/k/a SPAR/Burgoyne, Inc).

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Lawrence David Swift                                       4/9/2002
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
  Lawrence David Swift, as attorney-in-
  fact under Confirming Statement dated
            July 15, 1999.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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